Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2015 with respect to the consolidated balance sheets of The Joint Corp. and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 2014 annual report on Form 10-K of The Joint Corp. and Subsidiary filed with the Securities and Exchange Commission.

/s/ EKS&H LLLP
EKS&H LLLP

November 30, 2015

Denver, Colorado